Exhibit 99.1

SELECTED HISTORICAL FINANCIAL DATA OF
THE AZURE LEGACY SYSTEM AND THE AZURE LEGACY SYSTEM PREDECESSOR

The following table presents the selected historical financial and operating data of the Azure Legacy System (the "Legacy System") and the Azure Legacy System Predecessor (the "Legacy System Predecessor") for the periods presented. The selected historical financial data of the Legacy System and Legacy System Predecessor are derived from the historical financial statements of the Legacy System and the Legacy System Predecessor and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and the audited financial statements attached as Exhibit 99.2 to this Current Report on Form 8-K/A. The following information is only a summary and is not necessarily indicative of the results of future operations of the Legacy System and the Legacy System Predecessor.

	Azure Legacy System		Azure Legacy System Predecessor
	Year Ended	Period from November 15, 2013 to	Period from January 1, 2013 to	Year Ended December 31,
	December 31, 2014	December 31, 2013	November 14, 2013	2012	2011
					(Unaudited)
Statement of Operations Data:

Total operating revenues	$57,107	$5,805	$41,263	$51,494	$68,393
Operating expenses:
Cost of purchased gas and NGLs sold	30,642	2,927	21,054	22,793	37,447
Operating expense	6,860	1,518	11,330	11,183	17,787
General and administrative	4,444	149	3,629	5,692	5,845
Asset impairments	228	—	659	5,720	510
Depreciation and amortization	5,354	657	9,999	11,229	17,093
Total expenses	47,528	5,251	46,671	56,617	78,682
Income (loss) from operations	9,579	554	(5,408)	(5,123)	(10,289)

Interest expense (1)	10,648	1,304	3,167	4,951	2,852
Other (income) expense	(42)	—	(807)	304	4,001
Net loss before income taxes	(1,027)	(750)	(7,768)	(10,378)	(17,142)
Income tax expense	163	17	118	147	195
Net loss	$(1,190)	$(767)	$(7,886)	$(10,525)	$(17,337)

Balance Sheet Data (as of the period end):
Property, plant and equipment, net	$215,636	$212,355	$341,848	$336,620	$353,461
Total assets	226,737	227,502	351,102	345,381	365,913
Parent company net investment	86,641	76,079	218,531	189,547	212,187
Key Performance Measures:
Adjusted EBITDA (2)	$17,281	$1,211	$5,155	$11,826	$7,314
Capital expenditures	11,239	633	13,989	9,887
Operating Data:
Average throughput volumes of natural gas (MMcf/d)	183	131	189	254	324

(1) The interest expense reflected within the Azure Legacy System and Azure Legacy System Predecessor's statement of operations data represents an allocation of its proportionate share of the Azure and Azure Predecessor's consolidated interest expense in accordance with applicable accounting guidance.
(2) For a definition of Adjusted EBITDA and a reconciliation to net income, its most directly comparable financial measure calculated in accordance with GAAP, please read "Non-GAAP Financial Measures" below.

Non-GAAP Financial Measures

The selected historical financial data includes the non-GAAP financial measure Adjusted EBITDA. We provide a reconciliation of EBTIDA and Adjusted EBITDA, both non-GAAP financial measures, to net income, its most directly comparable financial measure as calculated and presented in accordance with GAAP.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss), plus (1) interest expense, (2) income tax expense, and (3) depreciation and amortization expense. We define Adjusted EBITDA as EBITDA, plus adjustments associated with certain non-cash and other items.

EBITDA and Adjusted EBITDA are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

The GAAP measure most directly comparable to EBITDA and Adjusted EBITDA is net income. Our non-GAAP financial measures of EBITDA and Adjusted EBITDA should not be considered as an alternative to net income. You should not consider EBITDA and Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered as alternatives to, or more meaningful than, performance measures calculated in accordance with GAAP. Some of these limitations are: certain items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing our financial performance, such as our cost of capital and tax structure; EBITDA and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and our computations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) for each of the periods indicated.

	Azure Legacy System		Azure Legacy System Predecessor
	Year Ended	Period from November 15, 2013 to	Period from January 1, 2013 to	Year Ended December 31,
	December 31, 2014	December 31, 2013	November 14, 2013	2012	2011
	(in thousands) (unaudited)
Reconciliation of EBITDA to Net Income (Loss)
Net income (loss)	$(1,190)	$(767)	$(7,886)	$(10,525)	$(17,337)

Add:
Depreciation and amortization	5,354	657	9,999	11,229	17,093
Interest expense	10,648	1,304	3,167	4,951	2,852
Income tax expense	163	17	118	147	195
EBITDA	$14,975	$1,211	$5,398	$5,802	$2,803
Asset impairments	228	—	659	5,720	510
Other adjustments (1)	2,078	—	(902)	304	4,001
Adjusted EBITDA	$17,281	$1,211	$5,155	$11,826	$7,314

(1) Other adjustments are primarily comprised of non-cash gains and losses associated with volumetric natural gas imbalance adjustments and gains and losses on sales of assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE AZURE LEGACY SYSTEM AND THE AZURE LEGACY SYSTEM PREDECESSOR

The historical financial statements included in this filing reflect the assets, liabilities and operations of the Azure Legacy System (the "Legacy System") and the Azure Legacy System Predecessor (the "Legacy System Predecessor"). Following the transactions described in further detail below, the Legacy System has been determined to be the historical predecessor (the "Predecessor") of Marlin Midstream Partners, LP (the "Partnership") for financial reporting purposes. As a result, the following historical discussion and analysis of financial condition and results of operations and the related financial and operational information will update the Partnership's previously reported historical information.

In accordance with the applicable business combination accounting guidance, the Legacy System is considered the Predecessor of the Partnership because Azure Midstream Energy LLC and Azure Midstream Holdings LLC (collectively, "Azure") obtained control of the Partnership through its acquisition of 100% of the ownership interest in Marlin Midstream Partners GP, LLC, the sole general partner of the Partnership (the "General Partner"), concurrently with the consummation of the transactions described below and the contribution of the Legacy System to the Partnership. Accordingly, the following discussion analyzes the results of operations and financial condition of the Legacy System and the Legacy System Predecessor. The Legacy System is comprised of midstream assets and operations primarily located within Harrison, Panola and Rusk counties in Texas and Caddo parish in Louisiana and currently serves the Cotton Valley formation, the Haynesville shale formation and the shallower producing sands in the Travis Peak formation.

You should read this discussion in conjunction with the historical and pro forma financial statements and accompanying notes included in this filing. All references in this section to the Legacy System and Legacy System Predecessor, as well as the terms “our,” “we,” “us” and “its,” refer to the Azure Legacy System and the Azure Legacy System Predecessor when used in historical context. All references in this section to the Partnership, as well as the terms “our,” “we,” “us” and “its,” refer to Marlin Midstream Partners, LP, together with its consolidated subsidiaries, including the Legacy System, when used in the present or future tense.

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks, uncertainties and assumptions. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the risks, uncertainties and assumptions associated with those statements. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those in “Risk Factors” and included in other portions of this filing.

Overview

The Partnership is a fee-based, growth-oriented Delaware limited partnership formed to develop, own, operate and acquire midstream energy assets. We currently provide natural gas gathering, compression, dehydration, treating, processing and hydrocarbon dew-point control and transportation services, which we refer to as our midstream natural gas business, and crude oil transloading services, which we refer to as our logistics business.

On February 27, 2015, we completed the transactions (the “Transactions”) described in detail below pursuant to a Transaction Agreement, dated January 14, 2015 (the “Transaction Agreement”), by and among us, Azure, the General Partner, NuDevco Partners, LLC and its affiliates ("NuDevco") and Marlin IDR Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of NuDevco (“IDRH”). Pursuant to the Transaction Agreement, the Legacy System was contributed to the Partnership from Azure and Azure acquired all of the equity interests in the General Partner and 90% of the Partnership's IDR Units (as defined below) from NuDevco.

The following transactions were consummated on February 27, 2015, in connection with the closing of the Transactions (the “Closing”):

•
we amended and restated the limited partnership agreement of the Partnership to reflect the unitization of the Partnership's incentive distribution rights (as unitized, the “IDR Units”) and recapitalized the incentive distribution rights owned by IDRH into 100 IDR Units;

•	we redeemed 90 IDR Units held by IDRH in exchange for a payment by the Partnership of $63 million to IDRH (the “Redemption”);

•
the Legacy System was contributed to the Partnership from Azure through the contribution, indirectly or directly, of (i) all of the outstanding general and limited partner interests in Talco Midstream Assets, Ltd., a Texas limited liability company and subsidiary of Azure ("Talco"), and (ii) certain assets owned by TGG Pipeline, Ltd., a Texas limited liability company and subsidiary of Azure ("TGG" and, collectively with Talco, "TGGT"), in exchange for aggregate consideration of $162.5 million, which was paid to Azure in the form of (i) $99.5 million in cash and (ii) the issuance of 90 IDR Units (the foregoing transaction, collectively, the “Contribution”); and

•
Azure purchased from NuDevco (i) all of the outstanding membership interests in the General Partner and (ii) an option to acquire up to 20% of common and subordinated units held by NuDevco as of the execution date of the Transaction Agreement.

Following the Closing, Azure controls us through its ownership of all of our outstanding general partner units, which represents an approximate 2% economic general partner interest in us. Azure also owns 90 IDR Units, which represent 90% of our IDR Units. NuDevco owns 60.2% of our outstanding limited partner interest and 10 IDR Units, which represent 10% of our IDR Units.

Azure is considered the accounting acquirer of the General Partner, and therefore will record its acquisition of the General Partner as a business combination within Azure’s consolidated financial statements. The Legacy System is deemed to be the accounting acquirer of the Partnership because its parent company, Azure, obtained control of the Partnership through its ownership of all of the equity interests in the General Partner. Consequently, the Legacy System is deemed to be the predecessor of the Partnership for financial reporting purposes and the historical consolidated financial statements of the Partnership for the three years ended December 31, 2014 have been recast and now reflect those of the Legacy System, as the accounting acquirer. The Legacy System's assets and liabilities will retain their historical carrying values. Additionally, the Partnership's assets acquired and liabilities assumed by the Legacy System in the business combination will be recorded at their fair values measured as of the acquisition date.

Legacy System Operations

The Legacy System is primarily located within Harrison, Panola and Rusk counties in Texas and Caddo parish in Louisiana and currently serves the Cotton Valley formation, the Haynesville shale formation and the shallower producing sands in the Travis Peak formation.

As of December 31, 2014, the Legacy System consisted of approximately 658 miles of high- and low-pressure gathering lines and served approximately 100,000 dedicated acres. The Legacy System has ten 1,340 horsepower compressors and two additional compressors comprising 725 horsepower, for a total of 14,125 horsepower of compression. The Legacy gathering system has an aggregate capacity of approximately 500 MMcf/d.

The Legacy System gathers high-Btu natural gas with an NGL content between 2.0 and 5.2 GPM. Our major customers contracted on the Legacy System are BG, BP plc, Devon Energy Corporation, Endeavor Energy Resources, L.P., EXCO, Sabine Oil & Gas LLC and Samson Resources Corporation. These contracts have a remaining life varying from one year to life of lease. The Legacy System has access to seven major downstream markets, three third-party processing plants, including the Carthage Hub, and our Panola Processing plants. In addition, the Legacy System affords multiple opportunities to access high-NGL content horizontal gas from Cotton Valley.

The Legacy System's primary revenue producing activities are the sales of natural gas and NGLs purchased from third parties and the sale of condensate liquids. The sales of natural gas and NGLs are associated with contract agreements with limited commodity price exposure. The Legacy System receives a market price per barrel on revenue from natural gas condensate liquids. Secondarily, the Legacy System earns gathering services and other fee revenues from the gathering, compression and treating of natural gas. These gathering services and other fees are generally provided on a fixed fee basis per unit based on the volumes (Mcf) or heating content (MMBtu) of natural gas.

The Legacy System and the Legacy System Predecessor's operating results and the majority of the assets and liabilities have been derived from the accounting records of Azure and Azure Midstream Holdings Predecessor (the "Azure Predecessor") on a carve-out basis, and has been based on the existing divisional organization of Azure and the Azure Predecessor. Certain assets, liabilities and expenses presented in the carve-out statements of financial position and statements of operations represent allocations and estimates of the costs of services incurred by either Azure or the Azure Predecessor. These allocations and estimates were based on methodologies that management believes to be reasonable, and include items such as outstanding debt and related expenses associated with the Azure and Azure Predecessor credit agreements and general and administrative expenses incurred by Azure and the Azure Predecessor on behalf of the Legacy System. Revenues have been identified by contracts that are specifically identifiable to the Legacy System and the Legacy System Predecessor. Depreciation and amortization are based upon assets specifically identified to the Legacy System and Legacy System Predecessor. Salaries,

benefits and other general and administrative costs have been allocated to the Legacy System and the Legacy System Predecessor based on management’s use of a reasonable allocation methodology as such costs were historically not allocated to the Legacy System and the Legacy System Predecessor.

Azure

Azure is a midstream company with a focus on owning, operating, developing and acquiring midstream energy infrastructure in core producing areas in the United States. Azure currently provides natural gas gathering, compression, treating and processing services in northern Louisiana and east Texas in the Haynesville and Bossier Shale formations. Prior to the Closing, Azure operated three main gathering systems: Holly, Center and Legacy. As described above, the Legacy System was contributed to the Partnership in connection with the Transactions. The two remaining gathering systems, Holly and Center, may potentially be available to the Partnership as future dropdown acquisitions, although Azure has no obligation to offer the Partnership those assets.

On November 15, 2013, Azure acquired 100% of the equity interests in TGGT for an aggregate sales price of $910.0 million, plus customary working capital adjustments, from EXCO Resources, Inc. (“EXCO”) and BG Group plc (“BG”). As part of the acquisition of TGGT, members of Azure management, Energy Spectrum Partners VI LP, and its parallel and co-investment funds (“Energy Spectrum Partners”), a group of co-investors affiliated with Energy Spectrum Partners (the “Co-Investors”) and an affiliate of Tenaska Capital Management, LLC (“Tenaska Capital Management” and, collectively with the members of management, Energy Spectrum Partners and the Co-Investors, the “Azure Members”) contributed a combined $410.0 million in cash for an ownership interest in Azure. In a related transaction, TPF II East Texas Gathering, LLC (“ETG”), a business managed by Tenaska Capital Management, was contributed to Azure in exchange for an additional ownership interest in Azure valued at $90.0 million (the “ETG Contribution”). The acquisition of TGGT and the ETG Contribution are collectively referred to as the Acquisition.

The Legacy System is a part of TGGT, and has been carved-out and derived from the accounting records of Azure for periods subsequent to the Acquisition.

Azure Predecessor

The Azure Predecessor was formed on August 14, 2009, arising from a transaction between EXCO and BG. EXCO contributed TGGT in exchange for a membership interest in the Azure Predecessor. EXCO then sold 50% of its membership interest in the Azure Predecessor to BG for cash consideration. Upon formation, EXCO and BG each funded initial operations of the Azure Predecessor. The Azure Predecessor’s consolidated financial statements are comprised of the TGGT assets, liabilities and results of operations as of and for all periods prior to the Acquisition as TGGT is the predecessor of Azure for accounting purposes.

The Legacy System Predecessor was a part of the Azure Predecessor, TGGT, and has been carved-out and derived from the accounting records of the Azure Predecessor for the periods prior to the Acquisition.

General Trends and Outlook

In 2015, we will continue to be focused on maintaining the Partnership's stable distributable cash flows from our assets and executing on growth opportunities to increase our long-term distributable cash flows. We believe the transformative combination of Azure’s substantial dropdown inventory, as well as the combination of the Legacy System with the Partnership's existing midstream assets, creates a diversified platform of midstream services and establishes us as one of the largest gathering and processing systems in the Haynesville and horizontal Cotton Valley plays in east Texas and north Louisiana. The Cotton Valley formation has historically been a natural gas play, although improvements in technology have increased production of oil and NGLs in the area. The Cotton Valley formation is productive when accessed through horizontal drilling and fracture stimulation technologies. We believe these qualities, when combined with the liquids rich nature of the natural gas, concentrated oil content, high initial rates of production and competitive well costs, make the formation attractive for producers in the area.

Azure's acquisition of the General Partner is also expected to offer the potential for enhanced scale and diversification that we anticipate will provide additional financial flexibility that will allow us to more effectively compete for greenfield development and acquisition opportunities across the midstream value chain. Further, the combination of a significant portfolio of long-term, fee-based contracts with high-quality producers, coupled with the potential for organic capital opportunities across multiple geographies, provides meaningful visibility to long-term growth. The complementary services offered by Azure are also expected to create attractive operational and financial synergies for both entities.

We believe the key elements to stable distributable cash flows are our significant fee-based business plus our assets that are strategically positioned to capitalize on drilling activity and related demand for midstream natural gas services. We expect to continue to pursue a multi-faceted growth strategy, which includes maximizing opportunities provided by our relationship with Azure, pursuing strategic and accretive third party acquisitions and capitalizing on organic expansion opportunities in order to grow our distributable cash flows.

How the Legacy System Evaluates its Operations

Our management uses a variety of financial and operational metrics to analyze the Legacy System's performance. These metrics include (i) throughput volume, (ii) EBITDA and Adjusted EBITDA (iii) distributable cash flow (iv) operating expenses and (v) capital spending.

Throughput Volume

The volume of natural gas that we gather depends on the level of production from natural gas wells connected to our gathering systems. Aggregate production volumes are impacted by the overall amount of drilling and completion activity because production must be maintained or increased by new drilling or other activity as the production rate of a natural gas well declines over time. Producers’ willingness to engage in new drilling is determined by a number of factors, the most important of which are the prevailing and projected prices of natural gas and NGLs, the cost to drill and operate a well, the availability and cost of capital, and environmental and government regulations. We generally expect the level of drilling to positively correlate with long-term trends in commodity prices. Similarly, production levels nationally and regionally generally tend to positively correlate with drilling activity, and we actively monitor producer drilling activity in the areas served by our gathering systems to pursue new supply opportunities.

We must continually obtain new supplies of natural gas to maintain or increase the throughput volume on our systems. Our ability to maintain or increase existing throughput volumes and obtain new supplies of natural gas is impacted by:

•	successful drilling activity within our dedicated acreage;

•	the level of work-overs and recompletions of wells on existing pad sites to which our gathering systems are connected;

•	the number of new pad sites in our dedicated acreage awaiting lateral connections;

•	our ability to compete for volumes from successful new wells in the areas in which we operate outside of our existing dedicated acreage;

•	our ability to utilize the remaining uncommitted capacity on, or add additional capacity to, our gathering systems;

•	our ability to gather natural gas that has been released from commitments with our competitors; and

•	our ability to acquire or develop new systems with associated volumes and contracts.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss), plus (1) interest expense, (2) income tax expense and (3) depreciation and amortization expense. We define Adjusted EBITDA as EBITDA, plus adjustments associated with certain non-cash and other items. EBITDA and Adjusted EBITDA are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

Distributable Cash Flow

Although the Legacy System and Legacy System Predecessor have not quantified distributable cash flow on a historical basis, we intend to use distributable cash flow, which we define as Adjusted EBITDA less cash paid for interest expense, income tax expense and maintenance capital expenditures, to analyze our performance. Distributable cash flow will not reflect changes in working capital balances. Distributable cash flow is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks and research analysts, to assess the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions to our unitholders, and the attractiveness of capital projects and acquisitions and the overall rates of return on our investment opportunities.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing our financial condition and results of operations. Because EBITDA, Adjusted EBITDA and Distributable Cash Flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Operating Expenses

We seek to maximize the profitability of our operations in part by minimizing, to the extent appropriate, expenses directly tied to operating and maintaining our assets. Direct labor costs, repair and non-capitalized maintenance costs, integrity management costs, treating chemical costs, utilities and contract services are the most significant portion of the Legacy System's operating expenses. These expenses are largely dependent on the volumes delivered through our gathering systems and may fluctuate depending on the activities performed during a specific period.

Capital Spending

Our management seeks to effectively manage our maintenance capital expenditures, including turnaround costs. These capital expenditures relate to the maintenance and integrity of our pipelines and facilities. We capitalize the costs of major maintenance activities, or turnarounds, and depreciate the costs over the period until the next planned turnaround of the affected unit. Historically, the Legacy System has not made a distinction between maintenance and growth capital expenditures. In the future, we will categorize maintenance capital expenditures as those that are made to maintain our asset base, operating capacity or operating income, or to maintain the existing useful life of any of our capital assets, in each case over the long term. Examples of maintenance capital expenditures are expenditures for the repair, refurbishment and replacement of our assets, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. In addition, we may designate a portion of our maintenance capital expenditures to connect new wells to maintain throughput to the extent such capital expenditures are necessary to maintain, over the long term, our operating capacity or operating income.

Expenditure levels will increase as pipelines age and require higher levels of inspection, maintenance and capital replacement. Growth capital expenditures are cash expenditures to construct new midstream infrastructure, including those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues, or increase system throughput or capacity from current levels. Examples of growth capital expenditures include the construction, development or acquisition of additional gathering pipelines, compressor stations, processing plants, and new well connections, in each case to the extent such capital expenditures are expected to expand our operating capacity or operating income. In the future, if we make acquisitions that increase system throughput or capacity, the associated capital expenditures will also be considered growth capital expenditures.

Items Affecting Comparability of the Legacy System and Legacy System Predecessor's Financial Results

The historical financial results of the Legacy System and the Legacy System Predecessor discussed below may not be
(i) comparable between the Legacy System and the Legacy System Predecessor's financial results and (ii) may not be comparable to the Partnership's future financial results, for the reasons described below:

Items Affecting Comparability of Legacy System to Legacy System Predecessor

Ownership Structure

Prior to the Acquisition, the Azure Predecessor operated approximately 1,060 miles of gathering pipelines that transported natural gas from supply basins to major intrastate and interstate pipelines in the region. These gathering systems and treating facilities were operated primarily to provide midstream services to BG and EXCO to support their drilling and development programs, and the Azure Predecessor’s management team did not pursue third-party volumes aggressively. As a result, our average daily throughput on our Legacy System is currently below our daily throughput capacity. We believe this excess capacity creates an opportunity for us to significantly increase volumes on the existing Legacy System with minimal incremental capital expenditures, thereby giving us substantial operating leverage. We intend to increase throughput volumes on the existing Legacy System by continuing to work with our existing customers to enhance our service offerings to maximize the value of their production and our economics. Additionally, we intend to increase throughput volumes and diversify our customer base over time by aggressively competing for contracted volumes with new customers as their existing contracts with other pipeline operators expire. Consequently, the historical financial results of the Legacy System reflect, and our future financial results are expected to reflect, the implementation of a significantly different operating strategy.

Operating Expenses

EXCO, BG and the Azure Predecessor had various services agreements in place whereby EXCO and BG would provide various services, including operational and general and administrative, to the Azure Predecessor and the Azure Predecessor would reimburse EXCO and BG for such services in accordance with the applicable services agreements. Azure terminated these services agreements with EXCO and BG following the Acquisition. As a result, the general and administrative expenses allocated to the Legacy System will reflect the operating and general and administrative expenses under Azure management subsequent to the Acquisition and the Legacy System Predecessor will reflect the general and administrative expenses under Azure Predecessor management.

Azure recorded the TGGT assets, including the Legacy System, at fair value in accordance with GAAP in connection with the Acquisition on November 15, 2013. The fair value assigned to the Legacy System assets was less than the Legacy System Predecessor's book value of those assets, which had the effect of decreasing the depreciation expense associated with our assets subsequent to the Acquisition.

Financing

As described above, the long-term debt and related interest expense associated with the Azure and Azure Predecessor's credit agreements have been allocated to the Legacy System and the Legacy System Predecessor in accordance with applicable accounting guidance because the Legacy System and the Legacy System Predecessor's assets were pledged as collateral for the respective credit agreements.

There are differences in the way Azure financed its operations compared to the way the Azure Predecessor financed its operations. Historically, the Azure Predecessor’s operations were financed as part of BG and EXCO’s midstream joint venture operations. In addition, the Azure Predecessor largely relied on internally generated cash flows and capital contributions from BG and EXCO to satisfy its capital expenditure requirements. Azure entered into a term loan and revolving credit facility, described further below, in connection with the Acquisition. As a result, interest expense associated with the period Azure owned the Legacy System assets is not comparable to the period in which the Azure Predecessor owned the Legacy System assets.

Items Affecting Comparability of Legacy System and Legacy System Predecessor to the Partnership

The Partnership's future results of operations may not be comparable to the Legacy System and the Legacy System Predecessor's historical results of operations for the reasons described below:

Ownership

Following the closing of the Transactions, Azure controls the Partnership through its ownership of all of the outstanding general partner units, which represents an approximate 2% economic general partner interest in the Partnership. Azure also owns 90 IDR Units, which represent 90% of the Partnership's IDR Units. NuDevco owns 60.2% of the Partnership's outstanding limited partner interest and 10 IDR Units, which represent 10% of the Partnership's IDR Units.

In connection with the closing of the Transactions, the Partnership terminated its Omnibus Agreement, dated July 31, 2013 (the “Existing Omnibus Agreement”), by and between NuDevco and its affiliates, the General Partner and the Partnership.

Also in connection with the closing of the Transactions, the Partnership entered into an omnibus agreement (the “New Omnibus Agreement”) with the General Partner and Azure, pursuant to which, among other things:

•	Azure will provide corporate, general and administrative services (the “Services”) on behalf of the General Partner for the benefit of the Partnership and its subsidiaries;

•
the Partnership is obligated to reimburse Azure and its affiliates for costs and expenses incurred by Azure and its affiliates in providing the Services on behalf of the Partnership, including, but not limited to, administrative costs and the compensation costs of the employees of Azure and its affiliates that provide Services to the Partnership;

•	the General Partner or Azure may at any time temporarily or permanently exclude any particular Service from the scope of the New Omnibus Agreement upon 90 days’ notice;

•
the Partnership or Azure may terminate the New Omnibus Agreement in the event that Azure ceases to control the General Partner. Azure may also terminate the New Omnibus Agreement if the General Partner is removed without cause and the units held by the General Partner were not voted in favor of the removal; and

•	the Partnership will have a right of first offer on any proposed transfer of any assets owned by Azure or its subsidiaries as of January 14, 2015.

The Partnership's future results of operations will be comprised of our midstream natural gas segment, including the Legacy System, and our logistics segment. The future results of operations will also be under Azure management, as it will control our general partner. As a result, the historical results of operations of the Legacy System and the Legacy System Predecessor will not be comparable to the Partnership's future results of operations.

Revenues

Subsequent to the closing of the Transactions, the revenues generated by the Partnership will consist of the revenues from the midstream natural gas segment, including the Legacy System, and the logistics segment. The historical revenues included within the Partnership's financial statements will only be comprised of the Legacy System and the Legacy System Predecessor. The Legacy System and Legacy System Predecessor's primary revenue producing activities are the sales of natural gas and NGLs and the sale of condensate liquids. The Legacy System also earns gathering services and other fee based revenues from the gathering, compression and treating of natural gas. The Partnership's revenues are derived from natural gas processing and fees earned from its gathering, processing and transloading operations. Therefore, the Partnership's future operating results will include incremental gathering, processing, transloading and other revenues compared with the historical revenues of the Legacy System and the Legacy System Predecessor.

General and Administrative Expenses

Under the New Omnibus Agreement, Azure has the ability to determine the Services and the amount of such Services it provides to the Partnership. These general and administrative expenses will not be comparable to the general and administrative expenses previously allocated to the Legacy System from Azure and the Legacy System Predecessor from the Azure Predecessor. The Partnership's general and administrative expenses will also not be comparable to the historical Legacy System and Legacy System Predecessor's general and administrative expenses because the Partnership's general and administrative expenses will include the expenses associated with being a publicly traded master limited partnership whereas the Legacy System and the Legacy System Predecessor were operated as private companies.

Financing

In connection with the Transactions, the Partnership entered into a new senior secured revolving credit facility (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and SG Americas Securities, LLC (collectively, the “Lenders”). The Credit Agreement has a maturity date of February 25, 2018 and up to $250 million in commitments. As a result, the Partnership's long-term debt and related charges will not be comparable to the Legacy System and the Legacy System Predecessor's historical long-term debt and related charges.

The Partnership expects ongoing sources of liquidity to include cash generated from operations, our new Credit Agreement and issuances of debt and equity securities.

Results of the Legacy System and the Legacy System Predecessor's Operations

The following table presents the Legacy System and the Legacy System Predecessor's operating results for the year ended December 31, 2014, the period from November 15, 2013 to December 31, 2013 (the "Azure 2013 Period"), the period from January 1, 2013 to November 14, 2013 (the "Predecessor 2013 Period") and the year ended December 31, 2012:

For a reconciliation of Adjusted EBITDA to its most directly comparable financial measure calculated in accordance with GAAP, please read "Non-GAAP Financial Measures".

	Azure Legacy System		Azure Legacy System Predecessor
	Year Ended December 31,	Period from November 15, 2013	Period from January 1, 2013	Year Ended December 31,
	2014	to December 31, 2013	to November 14, 2013	2012
Statement of Operations Data:	(in thousands, except volume information)
Operating Revenues
Natural gas and NGL sales	$42,854	$3,937	$31,749	$37,255
Gathering services and other fees	14,253	1,868	9,514	14,239
Total operating revenues	57,107	5,805	41,263	51,494
Operating expenses:
Cost of purchased gas and NGLs sold	30,642	2,927	21,054	22,793
Operating expense	6,860	1,518	11,330	11,183
General and administrative	4,444	149	3,629	5,692
Asset impairments	228	—	659	5,720
Depreciation and amortization	5,354	657	9,999	11,229
Total expenses	47,528	5,251	46,671	56,617
Income (loss) from operations	9,579	554	(5,408)	(5,123)

Interest expense	10,648	1,304	3,167	4,951
Other (income) expense	(42)	—	(807)	304
Net loss before income taxes	(1,027)	(750)	(7,768)	(10,378)
Income tax expense	163	17	118	147
Net loss	$(1,190)	$(767)	$(7,886)	$(10,525)

Balance Sheet Data (as of the period end):
Property, plant and equipment, net	$215,636	$212,355	$341,848	$336,620
Total assets	226,737	227,502	351,102	345,381
Parent company net investment	86,641	76,079	218,531	189,547
Key Performance Measures:
Adjusted EBITDA (1)	$17,281	$1,211	$5,155	$11,826
Capital expenditures	11,239	633	13,989	9,887
Operating Data:
Average throughput volumes of natural gas (MMcf/d)	183	131	189	254

(1) For a definition of Adjusted EBITDA and a reconciliation to net income, its most directly comparable financial measure calculated in accordance with GAAP, please read "Non-GAAP Financial Measures" above.

Year Ended December 31, 2014 Compared to the Period from November 15, 2013 to December 31, 2013 ("Azure 2013 Period") and the Period from January 1, 2013 to November 14, 2013 ("Predecessor 2013 Period")

Volumes

Average throughput volumes were 183 MMcf/d for the year ended December 31, 2014 compared to average throughput volumes of 131 MMcf/d for the Azure 2013 Period and 189 MMcf/d for the Predecessor 2013 Period.

Revenues

The Legacy System and the Legacy System Predecessor's revenues are primarily attributable to sales of natural gas and NGLs purchased from third parties. These sales are completed under contracts with limited commodity price exposure. Secondarily, the Legacy System and the Legacy System Predecessor's revenues are attributable to the volume of natural gas that it gathers, compresses and treats, and the fixed rates it charges per volume of natural gas for these services. The Legacy System and the Legacy System Predecessor delivers these volumes of natural gas to multiple interconnect and downstream access points or to third-party processing plants, which serve as connection points for a number of intrastate and interstate pipelines.

The Legacy System's total operating revenues were $57.1 million for the year ended December 31, 2014 compared to total operating revenues of $5.8 million for the Azure 2013 Period and $41.3 million for the Predecessor 2013 Period. Natural gas and NGL sales were $42.9 million for the year ended December 31, 2014 compared to natural gas and NGL sales of $3.9 million for the Azure 2013 Period and $31.8 million for the Predecessor 2013 Period. The increase in total natural gas and NGL sales revenue period over period is due to higher natural gas and NGL sales volumes and higher weighted average natural gas and NGL sales prices during the year ended December 31, 2014 as compared to the Azure 2013 Period and the Predecessor 2013 Period. Gathering services and other fees were $14.3 million for the year ended December 31, 2014 compared to gathering services and other fees of $1.9 million for the Azure 2013 Period and $9.5 million for the Predecessor 2013 Period.

Cost of Purchased Gas and NGLs Sold

The Legacy System's cost of purchased gas and NGLs sold were $30.6 million for the year ended December 31, 2014 compared to the cost of purchased gas and NGLs sold of $2.9 million for the Azure 2013 Period and $21.1 million for the Predecessor 2013 Period. The increase in cost of purchased gas and NGLs sold is due to higher natural gas prices and higher volumes period over period, and corelates to the increase in natural gas and NGL sales during the periods.

Operating Expense

The Legacy System's operating expense was $6.9 million for the year ended December 31, 2014 compared to operating expense of $1.5 million for the Azure 2013 Period and $11.3 million for the Predecessor 2013 Period. The decrease in operating expense was due to Azure's continued focus on asset optimization, including moving and consolidating compression facility locations and the release of under-utilized rental compression and treating equipment.

General and Administrative Expense

General and administrative expenses allocated to the Legacy System were $4.4 million for the year ended December 31, 2014 compared to the $0.2 million amount allocated during the Azure 2013 Period and the $3.6 million amount allocated during the Predecessor 2013 Period. The increase was primarily driven by non-recurring transition and transaction expenses that have been allocated to the Legacy System and were incurred by Azure during the year ended December 31, 2014. These transition costs were partially offset by a reduction in corporate personnel expenses as Azure reduced the number of corporate personnel to better align with the needs of its newly acquired assets.

Asset Impairments

The Legacy System recognized a $0.2 million impairment during the year ended December 31, 2014 compared to a $0.7 million impairment recognized during the Predecessor 2013 Period. These impairments resulted from adjusting the net book value of assets held for sale to their net realizable fair market value. There was no impairment recognized during the Azure 2013 Period.

Depreciation and Amortization Expense

The Legacy System's depreciation and amortization expense was $5.4 million for the year ended December 31, 2014 compared to depreciation and amortization expense of $0.7 million for the Azure 2013 Period and $10.0 million for the Predecessor 2013 Period. As a result of the application of purchase accounting, the Legacy System assets acquired and liabilities assumed by Azure were adjusted to their fair market values on November 15, 2013, and Azure assigned useful lives based on various factors, including age and historical data associated with the assets acquired. The fair market values and useful lives assigned were different than the Azure Predecessor resulting in the decrease in depreciation and amortization expense.

Interest Expense

Interest expenses allocated to the Legacy System were $10.6 million for the year ended December 31, 2014 compared to interest expense of $1.3 million for the Azure 2013 Period and $3.2 million for the Predecessor 2013 Period. The increase is primarily driven by increased outstanding borrowings under the Azure credit facility, which have been allocated to the Legacy System, compared to outstanding borrowings under the Azure Predecessor credit facility, which have been allocated to the Legacy System Predecessor.

The Period from November 15, 2013 to December 31, 2013 ("Azure 2013 Period") and the Period from January 1, 2013 to November 14, 2013 ("Predecessor 2013 Period") Compared to the Year Ended December 31, 2012

Volumes

Average throughput volumes were 131 MMcf/d for the Azure 2013 Period and 189 MMcf/d for the Predecessor 2013 Period compared to average throughput volumes of 254 MMcf/d for the year ended December 31, 2012.

Revenues

The Legacy System and Legacy System Predecessor's total operating revenues were $5.8 million for the Azure 2013 Period and $41.3 million for the Predecessor 2013 Period compared to $51.5 million for the year ended December 31, 2012. Natural gas and NGL sales were $3.9 million for the Azure 2013 Period and $31.8 million for the Predecessor 2013 Period compared to $37.3 million for the year ended December 31, 2012. The decrease in natural gas and NGL sales revenue period over period is due to lower natural gas and NGL sales volumes and lower weighted average natural gas and NGL sales prices during the Azure 2013 Period and the Predecessor 2013 Period compared to the year ended December 31, 2012. Gathering services and other fees were $1.9 million for the Azure 2013 Period and $9.5 million for the Predecessor 2013 Period compared to $14.2 million for the year ended December 31, 2012.

Cost of Purchased Gas and NGLs Sold

The Legacy System and Legacy System Predecessor's cost of purchased gas and NGLs sold were $2.9 million for the Azure 2013 Period and $21.1 million for the Predecessor 2013 Period compared to $22.8 million for the year ended December 31, 2012.

Operating Expense

The Legacy System and Legacy System Predecessor's operating expense was $1.5 million for the Azure 2013 Period and $11.3 million for the Predecessor 2013 Period compared to $11.2 million for the year ended December 31, 2012. The increase in operating expenses period over period is due to higher repairs and maintenance and employee related expenses offset by lower utilities and compression related expenditures.

General and Administrative Expense

General and administrative expenses allocated to the Legacy System and Legacy System Predecessor were $0.2 million during the Azure 2013 Period and $3.6 million during the Predecessor 2013 Period compared to $5.7 million for the year ended December 31, 2012. The decrease in general and administrative expenses were due to lower employee related expenses.

Asset Impairments

The Legacy System Predecessor recognized a $0.7 million impairment during the Predecessor 2013 Period resulting from adjusting the net book value of assets held for sale to their net realizable fair market value. The Legacy System Predecessor also recognized an impairment of $5.7 million related to the Danville Gathering System during the year ended December 31, 2012. There was no impairment recognized during the Azure 2013 Period.

Depreciation and Amortization Expense

The Legacy System and Legacy System Predecessor's depreciation and amortization expense was $0.7 million for the Azure 2013 Period and $10.0 million for the Predecessor 2013 Period compared to $11.2 million for the year ended December 31, 2012.

Interest Expense

The interest expense allocated to the Legacy System and the Legacy System Predecessor was $1.3 million for the Azure 2013 Period and $3.2 million for the Predecessor 2013 Period compared to $5.0 million for the year ended December 31, 2012. The decrease is primarily driven the difference in borrowings under the Azure credit facility, which have been allocated to the Legacy System, compared to outstanding borrowings under the Azure Predecessor credit facility, which have been allocated to the Legacy System Predecessor.

Liquidity and Capital Resources

Legacy System and the Legacy System Predecessor's Sources and Uses of Cash

The Legacy System and the Legacy System Predecessor utilized the Azure and Azure Predecessor’s centralized processes and systems for cash management, payroll, purchasing and expenditures. As a result, cash generated by and cash received by the Legacy System and the Legacy System Predecessor was deposited in and commingled with the general corporate funds of the respective period’s owner, and is or was not specifically allocated to the Legacy System or the Legacy System Predecessor. The net results of these cash transactions between the Legacy System, the Legacy System Predecessor and the respective period’s owner are reflected in parent company’s net investment in the carved-out balance sheets. Changes in long-term debt associated with the Azure and Azure Predecessor credit agreement that are allocated to the Legacy System and Legacy System Predecessor are assumed to be cash borrowings or repayments within the financing activities section of the statements of cash flows.

The following table presents the Legacy System and Legacy System Predecessor's sources and uses of cash for the periods presented:

	Azure Legacy System		Azure Legacy System Predecessor
	Year Ended December 31,	Period from November 15, 2013 to	Period from January 1, 2013 to	Year Ended December 31,
	2014	December 31, 2013	November 14, 2013	2012
	(in thousands)
Net cash provided by (used in):
Operating activities	$6,374	$(164)	$3,590	$6,348
Investing activities	$(10,845)	$(213,148)	$(13,989)	$(2,387)
Financing activities	$4,471	$213,312	$10,399	$(3,961)

Operating activities: Operating cash flow has been the source of liquidity for the Legacy System and the Legacy System Predecessor. Generally, the Legacy System and Legacy System Predecessor's operating cash flows increase or decrease due to the same factors that impact income (loss) from operations. Consequently, changes in operating cash flows since the year ended December 31, 2012 were primarily driven by the fluctuations in volume and price of the natural gas and NGLs purchased, sold, gathered, compressed and treated by the Legacy System and Legacy System Predecessor's assets.

Investing activities and Financing activities: Azure and the Azure Predecessor’s net investment in the operations of the Legacy System and Legacy System Predecessor is presented as parent company net investment within the respective period's financial statements. Parent company net investment represents the accumulated net earnings of the operations and the accumulated net contributions from Azure and the Azure Midstream Predecessor. Net contributions from Azure and Azure Midstream Predecessor during the periods presented were primarily comprised of intercompany operations and maintenance expense, cash clearing and other financing activities, and debt and general and administrative costs allocations to the Legacy System and Legacy System Predecessor.

The capital expenditures associated with the Legacy System and Legacy System Predecessor were $11.2 million, $0.6 million, $14.0 million and $9.9 million for the year ended December 31, 2014, the Azure 2013 Period, the Predecessor 2013 Period and the year ended December 31, 2012, respectively. The investing activities for the Azure 2013 Period includes the allocated Legacy System purchase price of $212.5 million. The financing activities for the Azure 2013 Period includes the allocated borrowings under the Azure Credit Agreement, defined below, of $142.0 million and parent company net investment of $76.8 million to fund the Legacy System purchase price.

Capital Requirements

The midstream business is capital intensive and can require significant investment to maintain and upgrade existing operations, connect new wells to the system, organically grow into new areas and comply with environmental and safety regulations. Going forward, our capital requirements will consist of the following:

•
Maintenance capital expenditures are cash expenditures that are made to maintain our asset base, operating capacity or operating income, or to maintain the existing useful life of any of our capital assets, in each case over the long term. Examples of maintenance capital expenditures are expenditures for the repair, refurbishment and replacement of our assets, to maintain equipment reliability, integrity and safety, and to address environmental laws and regulations. In addition, we may designate a portion of our maintenance capital expenditures to connect new wells to maintain throughput to the extent such capital expenditures are necessary to maintain, over the long term, our operating capacity or operating income. We capitalize the costs of major maintenance activities, or turnarounds, and depreciate the costs over the expected useful life of such maintenance cost. Expenditure levels will increase as pipelines age and require higher levels of inspection, maintenance and capital replacement; and

•
Growth capital expenditures are cash expenditures to construct new midstream infrastructure, including those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues, or increase system throughput or capacity from current levels. Examples of growth capital expenditures include the construction, development or acquisition of additional gathering pipelines, compressor stations, processing plants, and new well connections, in each case to the extent such capital expenditures are expected to expand our operating capacity or operating income. In the future, if we make acquisitions that increase system throughput or capacity, the associated capital expenditures will also be considered growth capital expenditures.

Based on current market conditions, we expect to be able to fund our activities for 2015 with cash flows generated from our operations, available cash on hand and borrowings under our new Credit Agreement as well as accessing the capital markets for debt and equity capital. Our ability to pay distributions to our unitholders, and to fund planned capital expenditures and to make acquisitions will depend upon our future operating performance, which will be affected by prevailing economic conditions in the industry and financial, business and other factors, some of which are beyond our control.
Credit Agreement

On February 27, 2015, we entered into the Credit Agreement (the "Credit Agreement") whereby the lenders agreed to extend to us a senior secured revolving credit facility of up to $250 million. Proceeds from the credit facility were used on the closing date for the repayment and termination of our then-existing credit facility and otherwise in connection with the Transactions, and future drawings will be used for working capital, permitted acquisitions and capital expenditures, quarterly distributions of available cash and other general corporate purposes. The maturity date of the Credit Agreement is February 27, 2018.

The Credit Agreement requires that (a) all domestic restricted subsidiaries guarantee our obligations and the obligations of the subsidiary guarantors under (i) the Credit Agreement and other loan documents and (ii) certain hedging agreements and cash management agreements with lenders and affiliates of lenders, and (b) all such obligations be secured by a security interest in substantially all of our assets and the assets of our subsidiary guarantors, in each case, subject to certain customary exceptions.

The Credit Agreement provides for a $15 million sublimit for letters of credit and a $15 million sublimit for swingline loans. Borrowings under the Credit Agreement bear interest at (a) the LIBOR Rate (as defined in the Credit Agreement) plus an applicable margin of 2.75% to 3.75% or (b) the Base Rate (as defined in the Credit Agreement) plus an applicable margin of 1.75% to 2.75%, in each case, based on the Consolidated Total Leverage Ratio (as defined in the Credit Agreement). Until such time as we receive gross cash proceeds of not less than $50 million from the consummation of a single issuance of common equity and prepay the loans under the Credit Agreement in an amount not less than $50 million (the “Availability Period”), the amount we may borrow under the Credit Agreement is limited to an amount (the “Availability”) equal to the sum of (a) the product of (i) 4.5 and (ii) Eligible Gas Gathering EBITDA (as defined in the Credit Agreement); plus (b) the lesser of (i) $15 million and (ii) Eligible Transloading EBITDA (as defined in the Credit Agreement). During the Availability Period, the Availability shall be determined periodically in connection with our delivery of annual and quarterly financial statements pursuant to the Credit Agreement and upon the occurrence of certain other events described in the Credit Agreement.

The Credit Agreement contains affirmative and negative covenants customary for credit facilities of its size and nature that, among other things, limit or restrict our ability and the ability of our subsidiaries to (a) incur additional debt; (b) grant certain liens; (c) make certain investments; (d) engage in certain mergers or consolidations; (e) dispose of certain assets; (f) enter into certain types of transactions with affiliates; (g) make distributions, with certain exceptions, including the distribution of Available Cash (as defined in the partnership agreement) if no default or event of default exists and, during the Availability Period, if an Availability deficiency exists, the aggregate amount of distributions of Available Cash made during such deficiency shall not exceed $10 million; (h) enter into certain restrictive agreements or amend certain material agreements and (i) prepay certain debt.

The Credit Agreement requires that our ratio of Consolidated Funded Indebtedness (as defined in the Credit Agreement) on the date of determination to Adjusted Consolidated EBITDA (as defined in the Credit Agreement) for a trailing four fiscal quarter period not to exceed 4.50 to 1.00 (or 5.00 to 1.00 for the period commencing on the date that a certain acquisition is consummated through the last day of the second full fiscal quarter following the date of such acquisition). In addition, the Credit Agreement requires our ratio of Adjusted Consolidated EBITDA for a trailing four fiscal quarter period to Consolidated Interest Expense (as defined in the Credit Agreement) for such period to be at least 2.50 to 1.00. As of February 27, 2015, we had outstanding borrowings of $180.8 million.

Legacy System and the Legacy System Predecessor Long-term Debt and Related Expenses Allocation

The Azure Credit Agreement and the Predecessor Credit Agreement, described further below, served as the sole borrowing agreement applicable for the Legacy System and the Legacy System Predecessor during the periods presented. In addition, substantially all of Azure and the Azure Predecessor’s subsidiaries, including the Legacy System and the Legacy System Predecessor, served as guarantors and pledgers with respect to the Azure Credit Agreement and the Predecessor Credit Agreement. The Legacy System and the Legacy System Predecessor’s long-term debt and related expense balances represent an allocation of its proportionate share of the Azure and Azure Midstream Predecessor’s consolidated long-term debt as of and for all periods presented in accordance with applicable accounting guidance.

Substantially all of the Legacy System and Legacy System Predecessor’s capital expenditures, including $550.0 million used to fund a portion of the Acquisition, were financed by the Azure Credit Agreement or the Predecessor Credit Agreement during these respective periods. As a result, the debt and related expense balances presented within the Legacy System Financial Statements represent the Legacy System and the Legacy System Predecessor’s proportionate share using proportional book value of the Legacy System and the Legacy System Predecessor’s assets as a percentage of total assets financed by the Azure Credit Agreement and the Predecessor Credit Agreement, respectively.

In connection with entering into the Azure Credit Agreement and the Predecessor Credit Agreement, Azure and the Azure Predecessor incurred financing costs. These deferred financing costs were being amortized to interest expense over the term of the loan and have also been allocated to the Legacy System and the Legacy System Predecessor's balance sheets, included within other non-current assets. The Legacy System and Legacy System Predecessor’s interest expense has also been calculated using a similar allocation methodology as long-term debt.

Azure and the Azure Predecessor Credit Agreements

On November 15, 2013, Azure closed on a $550.0 million Senior Secured Term Loan B (the "TLB") maturing November 15, 2018, and a $50.0 million Senior Secured Revolving Credit Facility (the "Revolver" and collectively with the TLB, the "Azure Credit Agreement") with a maturity of November 15, 2017. Borrowings under the Azure Credit Agreement are unconditionally guaranteed, jointly and severally, by all of the Azure subsidiaries, including the Legacy System, and are collateralized by first priority liens on substantially all of existing and subsequently acquired assets and equity.

Under the TLB, borrowings bear interest at Azure’s option of either the (i) monthly Eurodollar Rate, which is the British Bankers Association London Inter Bank Offered Rate and cannot be less than 1% per year or (ii) the Alternative Base Rate (ABR), which is the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate; plus 0.50% or (c) the Eurodollar Rate; plus 1.0%; plus the applicable Eurodollar margin or the ABR margin which is 5.5% and 4.5%, respectively. Azure Energy elected the Eurodollar Rate and Eurodollar margin for the TLB for the year ending December 31, 2014 and the Azure 2013 Period. For the Revolver, borrowings bear interest under the same terms as the TLB and the applicable Eurodollar margin and ABR margin vary quarterly based on Azure's consolidated leverage ratio. The weighted average interest rate for the year ended December 31, 2014 and the period from November 15, 2013 to December 31, 2013 was 6.50%. Total outstanding borrowings associated with the Azure Credit Agreement were $522.5 million and $550.0 million as of December 31, 2014 and December 31, 2013, respectively, of which $27.5 million is due within one year. As of December 31, 2014 and 2013, all outstanding borrowings were associated with the TLB and there were no outstanding borrowings under the Revolver during either period.

In September 2014, Azure entered into the first amendment to the Azure Credit Agreement (the "First Amendment"). Among other things, the First Amendment reduced borrowing capacity under the Revolver from $50.0 million to $40.0 million and provided for more favorable financial condition covenants. A loss on the extinguishment of debt in the amount of $0.3 million was recognized by Azure as a result of the First Amendment, and a portion, $0.1 million, of the loss on the extinguishment of debt has been allocated to the Legacy System and is included within interest expense during the year ended December 31, 2014.

The Azure Predecessor had a $600.0 million senior secured credit facility (the "Predecessor Credit Agreement"). Borrowings under the Predecessor Credit Agreement were unconditionally guaranteed, jointly and severally, by all of the Predecessor’s subsidiaries, including the Legacy System Predecessor, and were collateralized by first priority liens on substantially all of the existing and subsequently acquired assets and equity. The weighted average interest rate associated with the Predecessor Credit Agreement for the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012 was 2.42% and 2.72%, respectively. Outstanding borrowings associated with the Predecessor Credit Agreement averaged $446.6 million and $512.1 million for the period from January 1, 2013 to November 14, 2013 and the year ended December 31, 2012, respectively.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Contractual Obligations

The table below summarizes the Legacy System contractual obligations and other commitments as of December 31, 2014:

		Less Than			More Than
	Total	1 Year	1 - 3 Years	3 - 5 Years	5 Years
Contractual Obligations:
Long-term debt and interest (1)	$166,400	$15,846	$150,554	$—	$—
Operating Leases	$519	$53	$62	$42	$362
Total	$166,919	$15,899	$150,616	$42	$362

(1) The long-term debt and interest expense is associated with the Azure credit agreement and has been allocated to the Legacy System in accordance with applicable accounting guidance because the Legacy System assets served as collateral under the Azure credit agreement. As discussed above, Azure contributed the Legacy System to the Partnership in connection with the Transactions and as a result the Legacy System does not serve as collateral for the Azure credit agreement subsequent to February 27, 2015.

In connection with the closing of the Transactions and the Partnership entering into the Credit Agreement, all domestic restricted subsidiaries, including the Legacy System, guarantee the Partnership's obligations and the obligations of the subsidiary guarantors under (i) the Credit Agreement and other loan documents and (ii) certain hedging agreements and cash management agreements with lenders and affiliates of lenders, and (b) all such obligations be secured by a security interest in substantially all of the Partnership's assets and the assets of our subsidiary guarantors, in each case, subject to certain customary exceptions.

Credit Risk and Customer Concentration

The Legacy System and Legacy System Predecessor’s primary markets are in the North Louisiana and East Texas natural gas supply basins, and it delivers natural gas to major intrastate and interstate pipelines in these regions. The Legacy System has a concentration of revenues and trade accounts receivable due from customers engaged in the production, trading, distribution and marking of natural gas and condensate. These concentrations may affect overall credit risk in that these customers may be affected similarly by changes in the economic, regulatory, environmental or other factors. The Legacy System analyzes its customers’ historical financial and operational information before extending credit. The Legacy System Predecessor’s concentration of credit risk was not materially different than that of the Legacy System.

The Legacy System had five customers that individually represented greater than 10% of total operating revenues during the year ended December 31, 2014, specifically Conoco Phillips, BP plc, Texla Energy Management Inc., Waskom Gas Processing Company LLC and Markwest Energy Partners, LP each represented 25%, 16%, 15%, 14% and 10% of total operating revenues, respectively.

We examine the creditworthiness of third-party customers to whom we extend credit and manage our exposure to credit risk through credit analysis, credit approval, credit limits and monitoring procedures, and for certain transactions, we may request letters of credit, prepayments or guarantees. If one of the customers noted above were to default on their contractual obligations or if we were unable to renew our contract with these customers on favorable terms, we may not be able to replace these customers in a timely fashion, on favorable terms if at all. In any of these situations, our cash flows and our ability to make cash distributions to our unitholders may be adversely affected. We expect our exposure to concentrated risk of non-payment or non-performance to continue as long as we remain substantially dependent on a relatively small number of customers for a substantial portion of our revenue.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements that are based on information currently available to management as well as management’s assumptions and beliefs. All statements, other than statements of historical fact, included herein constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,”“anticipate,” “intend,” “estimate” and “expect” and similar expressions. Such statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions; however, such statements are subject to certain risks and uncertainties. In addition to the specific uncertainties discussed elsewhere in this report, the risk factors set forth in our Annual Report on Form 10-K, filed with the SEC on March 11, 2015, may affect our performance and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements. We disclaim any intention or obligation to update or review any forward looking statements or information, whether as a result of new information, future events or otherwise.